Exhibit 99.1

Contact:
Bee van Kessel
Tel : +41 44 718 3685
Email: bvankessel@trinseo.com

Trinseo Reports Fourth Quarter 2024 Financial Results and Provides First Quarter 2025 Outlook

Fourth Quarter 2024 Highlights

●	Cash provided by operations of $85 million and capital expenditures of $21 million resulted in Free Cash Flow* of $64 million, a sequential and year-over-year improvement of $67 million
●	Net loss of $118 million included pre-tax restructuring and other charges of $28 million primarily related to the decommissioning of the Stade, Germany polycarbonate plant, and EPS of negative $3.33
●	Adjusted EBITDA* of $26 million included a $9 million unfavorable impact from net timing and an additional $15 million unfavorable net timing impact at Americas Styrenics
●

Fourth quarter ending cash of $212 million (of which $2 million was restricted) and total liquidity of $354 million; pro-forma for the January 2025 refinancing transaction, total liquidity was $492 million

●	Agreed to sell Stade, Germany polycarbonate manufacturing assets and license polycarbonate technology to Deepak Chem Tech Limited in a transaction worth $52 million

Full-Year 2024 Summary

●	Net loss of $349 million, including pre-tax restructuring and other charges of $67 million related to various restructuring initiatives, and EPS of negative $9.86
●	Adjusted EBITDA* of $204 million was $50 million higher than prior year
●	Cash used in operations of $14 million and capital expenditures of $63 million resulted in Free Cash Flow* of negative $78 million
●	Executed on numerous initiatives to exit loss-generating businesses, right-size business management and support functions, and significantly improved the company’s liquidity and debt maturity profile

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2024	2023	2024	2023
Net Sales	$821	$837	$3,513	$3,675
Net Loss	(118)	(265)	(349)	(701)
Diluted EPS ($)	(3.33)	(7.53)	(9.86)	(19.88)
Adjusted Net Loss*	(95)	(105)	(272)	(244)
Adjusted EPS ($)*	(2.67)	(2.99)	(7.71)	(6.92)
EBITDA*	21	1	160	(223)
Adjusted EBITDA*	26	20	204	154

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — February 13, 2025 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its full-year and fourth quarter 2024 financial results. Net sales of $821 million in the fourth quarter decreased 2% versus prior year. Lower sales volumes across all business segments due to continued end market demand weakness and intentional reductions of low-margin sales resulted in a 6% decrease in net sales. Higher prices, primarily from the pass-through of higher raw material costs and improved product mix, led to a 4% increase.

Fourth quarter net loss of $118 million was $147 million better than prior year primarily due to a $127 million lower provision for income taxes in the current year and $10 million of higher restructuring and other charges in the prior year. Adjusted EBITDA of $26 million was $6 million above prior year despite a $10 million unfavorable year-over-year net timing variance, reflecting improved results in all operating business segments except Americas Styrenics. Americas Styrenics was negatively impacted by $15 million of unfavorable timing due to falling raw material costs, primarily benzene. Savings from previously announced restructuring actions positively contributed to fourth quarter results.

Net sales in the full year decreased 4% versus prior year. Lower sales volumes led to a 6% decrease, while higher prices resulted in a 1% increase. Full-year net loss of $349 million was $352 million better than the prior year. This was mainly due to a $350 million goodwill impairment charge recorded during 2023, while higher interest expense and net restructuring costs were offset by improved profitability of our core businesses in the current year. Adjusted EBITDA of $204 million was $50 million above prior year as the benefits from previously announced asset closures and other restructuring actions, along with moderating input costs, was partially offset by lower equity affiliate income at Americas Styrenics. Cash used in operations of $14 million and capital expenditures of $63 million led to Free Cash Flow* of negative $78 million.

Commenting on the Company’s fourth quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “Core business results in the fourth quarter were in line with expectations, reflecting seasonally lower volumes and extended year-end shutdowns. However, falling raw material prices resulted in negative timing impacts in Polymer Solutions and in Americas Styrenics. These lower raw material prices resulted in lower working capital balances, which contributed to the highest free cash flow generation in over two years.”

Fourth Quarter Results and Commentary by Business Segment

In connection with the 2024 Restructuring Plan, on October 1, 2024, the company changed the management of its businesses to better reflect the Company’s strategic focus on providing solutions in areas such as sustainability and material substitution. The Compounding business within the Plastics Solutions segment was combined with the Engineered Materials segment, while the remaining Plastics Solutions businesses were combined with the Polystyrene segment and renamed Polymer Solutions. Therefore, all current and prior period results have been adjusted to reflect these changes.

●	Engineered Materials net sales of $276 million for the quarter was flat versus prior year as a 4% impact from lower sales volume was offset by a 4% increase from higher price. Adjusted EBITDA of $27 million was $20 million above prior year, including a $6 million unfavorable net timing variance, due to higher margins from moderating input costs, higher volumes into consumer electronics applications, and improved PMMA pricing.
●	Latex Binders net sales of $218 million for the quarter increased 1% versus prior year as a 5% impact from lower volumes, primarily in paper applications in Asia, was more than offset by a 6% impact from higher price mainly due to improved product mix and the pass-through of higher raw material costs. Adjusted EBITDA of $19 million was $1 million above prior year due to higher margins and improved regional and product mix. Sales volumes sold to CASE applications accounted for 12% of total segment volumes and 16% of total segment variable margin, with volumes increasing 10% over prior year.
●	Polymer Solutions net sales of $327 million for the quarter decreased 6% versus prior year due to an 8% impact from lower sales volume, which was primarily the result of intentionally reducing low-margin polystyrene sales. Adjusted EBITDA of $17 million was $8 million above prior year due to better product mix and lower fixed costs from the exit of styrene production in Terneuzen.
●	Americas Styrenics Adjusted EBITDA of negative $10 million for the quarter was $23 million below prior year driven by a $15 million unfavorable timing impact due to falling raw material prices and lower styrene margins.

First Quarter 2025 Outlook

●	First quarter 2025 net loss of $(55) million to $(40) million
●	First quarter 2025 Adjusted EBITDA of $65 million to $80 million, including approximately $26 million attributable to the polycarbonate technology license agreement

Commenting on the first quarter outlook, Bozich said, “We are seeing seasonally higher volumes to begin the first quarter, but still expect Q1 volumes to be lower year-over-year due to continued weakness in automotive and building and construction end markets, and in paper applications in Asia. Despite these lower volumes, we expect Adjusted EBITDA to be consistent with the prior year excluding the contribution from the polycarbonate technology license agreement with Deepak.”

Bozich continued, “While we continue to face several macroeconomic challenges entering 2025, I am encouraged by Trinseo’s outlook as we begin the new year. The actions we have taken over the past two years have positioned us well for an eventual end market recovery, and the refinancing transaction that we recently closed in January greatly enhances our liquidity position and gives us ample runway to continue investing in our growth businesses and leading circular technologies.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter 2024 financial results on Thursday, February 13, 2025 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Bee van Kessel, Senior Vice President, Corporate Finance and Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its fourth quarter 2025 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 13, 2026.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.5 billion in 2024. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives, including the closure of certain plants and production lines, and to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; the timing of, and our ability to complete, the sale of our interest in Americas Styrenics; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit; increased energy costs; implementation of tariffs, changes to global trade policies, or retaliatory actions; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$821.5	$837.5	$3,513.2	$3,675.4
Cost of sales	765.5	817.2	3,247.6	3,533.1
Gross profit	56.0	20.3	265.6	142.3
Selling, general and administrative expenses	89.8	105.3	327.0	310.3
Equity in earnings of unconsolidated affiliate	(10.4)	13.0	15.4	62.1
Impairment and other charges	—	—	—	349.5
Operating loss	(44.2)	(72.0)	(46.0)	(455.4)
Interest expense, net	67.5	63.3	267.5	188.4
Loss on extinguishment of long-term debt	—	—	0.6	6.3
Other expense (income), net	4.8	1.8	3.9	(17.2)
Loss before income taxes	(116.5)	(137.1)	(318.0)	(632.9)
Provision for income taxes	1.4	127.9	30.5	68.4
Net loss	$(117.9)	$(265.0)	$(348.5)	$(701.3)
Weighted average shares- basic	35.4	35.2	35.3	35.3
Net loss per share- basic	$(3.33)	$(7.53)	$(9.86)	$(19.88)
Weighted average shares- diluted	35.4	35.2	35.3	35.3
Net loss per share- diluted	$(3.33)	$(7.53)	$(9.86)	$(19.88)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$209.8	$259.1
Accounts receivable, net of allowance	379.9	490.8
Inventories	347.2	404.7
Other current assets	51.3	39.5
Investments in unconsolidated affiliate	222.6	252.2
Property, plant, equipment, goodwill, and other intangible assets, net	1,234.5	1,401.4
Right-of-use assets - operating, net	63.9	65.3
Other long-term assets	134.9	116.2
Total assets	$2,644.1	$3,029.2
Liabilities and shareholders’ equity (deficit)
Current liabilities	720.9	672.6
Long-term debt, net of unamortized deferred financing fees	2,200.7	2,277.6
Noncurrent lease liabilities - operating	53.3	51.7
Other noncurrent obligations	289.1	295.3
Shareholders’ equity (deficit)	(619.9)	(268.0)
Total liabilities and shareholders’ equity (deficit)	$2,644.1	$3,029.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities
Cash provided by (used in) operating activities	$(14.2)	$148.7

Cash flows from investing activities
Capital expenditures	(63.3)	(69.7)
Proceeds from the sale of businesses and other assets	8.2	38.0
Cash used in investing activities	(55.1)	(31.7)

Cash flows from financing activities
Deferred financing fees	(8.6)	(23.4)
Short-term borrowings, net	(19.3)	(10.5)
Dividends paid	(1.7)	(17.9)
Proceeds from exercise of option awards	—	0.1
Withholding taxes paid on restricted share units	—	(2.1)
Acquisition-related contingent consideration payment	(0.7)	(1.2)
Net proceeds from issuance of 2028 Refinance Term Loans	—	1,044.9
Repurchases and repayments of long-term debt	(18.3)	(1,055.9)
Proceeds from Accounts Receivable Securitization Facility	523.2	—
Repayments of Accounts Receivable Securitization Facility	(448.2)	—
Cash provided by (used in) financing activities	26.4	(66.0)
Effect of exchange rates on cash	(6.3)	(1.6)
Net change in cash, cash equivalents, and restricted cash	(49.2)	49.4
Cash, cash equivalents, and restricted cash—beginning of period	261.1	211.7
Cash, cash equivalents, and restricted cash—end of period	$211.9	$261.1
Less: Restricted cash	2.1	2.0
Cash and cash equivalents—end of period	$209.8	$259.1

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
Engineered Materials	$276.1	$274.9	$1,176.9	$1,156.9
Latex Binders	218.6	215.4	954.3	942.9
Polymer Solutions	326.8	347.2	1,382.0	1,575.6
Americas Styrenics*	—	—	—	—
Total Net Sales	$821.5	$837.5	$3,513.2	$3,675.4

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2024	2023	2024	2023
Net loss	$(117.9)	$(265.0)	$(348.5)	$(701.3)
Interest expense, net	67.5	63.3	267.5	188.4
Provision for income taxes	1.4	127.9	30.5	68.4
Depreciation and amortization	70.3	74.4	210.2	221.2
EBITDA	$21.3	$0.6	$159.7	$(223.3)
Net gain on disposition of businesses and assets	—	—	(7.1)	(25.6)	Selling, general, and administrative expenses
Restructuring and other charges (a)	2.8	12.5	44.7	31.4	Selling, general, and administrative expenses
Acquisition transaction and integration net costs	—	(1.5)	—	(1.4)	Cost of goods sold; Selling, general, and administrative expenses
Asset impairment charges or write-offs	—	0.6	—	2.7	Impairment and other charges
Goodwill impairment charge	—	—	—	349.0	Impairment and other charges
Other items (b)	1.7	8.0	6.4	21.5	Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$25.8	$20.2	$203.7	$154.3
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	25.8	20.2	203.7	154.3
Interest expense, net	67.5	63.3	267.5	188.4
Provision for income taxes - Adjusted (c)	6.4	12.1	20.0	8.2
Depreciation and amortization - Adjusted (d)	46.4	50.0	188.5	202.0
Adjusted Net Loss	$(94.5)	$(105.2)	$(272.3)	$(244.3)
Weighted average shares- diluted	35.4	35.2	35.3	35.3
Adjusted EPS	$(2.67)	$(2.99)	$(7.71)	$(6.92)

Adjusted EBITDA by Segment:
Engineered Materials	$26.5	$7.2	$102.5	$46.0
Latex Binders	18.5	17.6	95.4	83.5
Polymer Solutions	17.2	9.1	85.8	50.5
Americas Styrenics	(10.4)	13.0	15.4	62.1
Corporate Unallocated	(26.0)	(26.7)	(95.4)	(87.8)
Adjusted EBITDA	$25.8	$20.2	$203.7	$154.3

(a)	Restructuring and other charges for the 2024 and 2023 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(b)	Other items for the 2024 and 2023 periods primarily relate to loss on extinguishment of debt and fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.
(c)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing he applicable rates in the taxing jurisdictions in which these adjustments occurred. The three months and year ended December 31, 2024, excludes $7.0 million of tax benefit and $11.8 million of tax expense, respectively, related to adjustments to valuation allowances and unrecognized tax benefits in various jurisdictions. The three months and year ended December 31, 2023, excludes $60.9 million and $65.1 million of tax expense, respectively, primarily related to the recording of valuation allowances in the Company’s subsidiaries in the United States and Switzerland, and adjustments in accruals related to outstanding tax audits.
(d)	Amounts for the three months and year ended December 31, 2024 excludes accelerated depreciation of $23.9 million and $21.7 million, respectively, and the amounts for the three months and year ended December 31, 2023 excludes accelerated depreciation of $24.4 million and $19.1 million. The 2024 period charges are primarily related to the shortening of the useful life of certain assets related to the 2024 restructuring plan. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan as well as charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the three months ended March 31, 2025. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Three Months Ended
March 31,
(In millions, except per share data)	2025
Adjusted EBITDA	$60 - 80
Interest expense, net	69
Provision for income taxes	6
Depreciation and amortization	45
Reconciling items to Adjusted EBITDA (e)	—
Net Loss from continuing operations	(60) - (40)
Reconciling items to Adjusted Net Loss (e)	—
Adjusted Net Loss	$(60) - (40)

Weighted average shares - diluted (f)	35.7
EPS from continuing operations - diluted ($)	$(1.68) - (1.12)
Adjusted EPS ($)	$(1.68) - (1.12)

(e)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted first quarter ended March 31, 2025, we have not included estimates for these items.
(f)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for first quarter 2025, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
Cash provided by (used in) operating activities	$85.1	$17.5	$(14.2)	$148.7
Capital expenditures	(21.2)	(20.6)	(63.3)	(69.7)
Free Cash Flow	$63.9	$(3.1)	$(77.5)	$79.0